              HANCOCK HORIZON TREASURY SECURITIES MONEY MARKET FUND
                  HANCOCK HORIZON TAX EXEMPT MONEY MARKET FUND
                   HANCOCK HORIZON STRATEGIC INCOME BOND FUND
                     HANCOCK HORIZON GROWTH AND INCOME FUND

                           SCHEDULE DATED MAY 31, 2000
                         TO THE ADMINISTRATION AGREEMENT
                             DATED JANUARY 28, 1993
                      AS AMENDED AND RESTATED MAY 17, 1994
                                     BETWEEN
                                 THE ARBOR FUND
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES
                          (FORMERLY SEI FUND RESOURCES)

FEES: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the Hancock Horizon Family of Funds (the "Portfolios") at an annual rate, which is calculated daily and paid monthly, according to the following schedule:

                  ---------------------------------------------- -----------------------------------------------------
                  FEE (AS A PERCENTAGE OF AGGREGATE AVERAGE      AGGREGATE TRUST ASSETS
                  ANNUAL ASSETS)
                  ---------------------------------------------- -----------------------------------------------------
                                 0.15%                           First $100 million
                  ---------------------------------------------- -----------------------------------------------------
                                 0.125%                          next $250 million
                  ---------------------------------------------- -----------------------------------------------------
                                 0.10%                           next $400 million
                  ---------------------------------------------- -----------------------------------------------------
                                 0.08%                           over $750 million
                  ---------------------------------------------- -----------------------------------------------------

                  The foregoing fee is subject to an annual minimum as follows:

                  The Trust's cumulative minimum annual fee for the initial four
                  Portfolios:

                           $250,000 in the first year, broken down as follows:
                           *$200,000 in the first six (6) months (calculated on
                                  an annualized basis)
                           $300,000 in the next six (6) months (calculated on an
                                  annualized basis)
                           $300,000 in the second year
                           $400,000 in years three, four and five

* Minimums during the first six (6) months of this Agreement will accrue each month, and, if not paid monthly, the total amount due for the six (6) months will be paid in full in the 7th month.


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

A maximum of five (5) new Portfolios (in addition to the original four as noted above) may be opened and applied to the cumulative pricing model during the original five (5) year term. The following sets forth the cumulative minimum annual fee for the Trust for the specified number of Portfolios:

                                             Year 1                  Year 2                  Year 3 & after
                  5 Portfolios               $350,000                $400,000                $500,000
                  6 Portfolios               $475,000                $525,000                $625,000
                  7 Portfolios               $625,000                $675,000                $775,000
                  8 Portfolios               $800,000                $850,000                $950,000
                  9 Portfolios               $1,000,000              $1,050,000              $1,150,000

For the tenth Portfolio and each Portfolio opened thereafter, the Trust will pay a minimum fee of $75,000 per Portfolio in addition to the cumulative minimum set forth above.

The minimum annual fee for each additional class of Shares of a Portfolio established after the initial three (3) classes of Shares per Portfolio is $10,000.

The Trust will be separately charged $6 per call for each incoming and outgoing investor service call. Further, if the Trust opens a Portfolio or a class directed toward retail investors, the Trust will use the Administrator's Voice Response Unit at the then-prevailing fee.

TERM: This Agreement shall become effective on May 31, 2000 and shall remain in effect for an Initial Term of five (5) years from such date and, thereafter, for successive Renewal Terms of three (3) years each, unless and until this Agreement is terminated by providing at least ninety (90) days notice prior to the date of expiration. IN THE EVENT OF A MATERIAL BREACH OF THIS AGREEMENT BY EITHER PARTY, THE NON-BREACHING PARTY SHALL NOTIFY THE BREACHING PARTY IN WRITING OF SUCH BREACH AND UPON RECEIPT OF SUCH NOTICE, THE BREACHING PARTY SHALL HAVE 45 DAYS TO REMEDY THE BREACH OR THE NON-BREACHING PARTY MAY IMMEDIATELY TERMINATE THIS AGREEMENT.


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